Contact: Brainerd Communicators, Inc.
Jennifer Gery (media)
Mike Smargiassi/Brad Edwards (investors)
212.986.6667
investor.relations@glenayre.com
GLENAYRE TECHNOLOGIES ANNOUNCES DELAY IN FILING OF FORM 10-K
NEW YORK — March 16, 2007 — Glenayre Technologies, Inc. (Nasdaq: GEMS), (the “Company”) a global provider of entertainment products and services through Entertainment Distribution Company, LLC (“EDC”), today filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission stating that it would not be able to file its Annual Report on Form 10-K for the year ended December 31, 2006 by the prescribed due date of March 16, 2007.
As previously reported on Form 8-K on March 6, 2007, the Company’s financial statements for certain prior fiscal years will be restated to reflect additional non-cash charges for stock-based compensation expense as a result of its previously disclosed investigation of stock option grant practices. The Company is completing its preparation of, and its outside independent accounting firm is in the process of auditing, the Form 10-K. However, given the additional review required of the restatement and its impact on the financial statements included in the Form 10-K, the registrant is unable to file the Form 10-K by the prescribed due date. The Company intends to file its Form 10-K as promptly as practicable after completion of this review.
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About Glenayre Technologies
Comprised of two divisions, Glenayre Technologies (NASDAQ: GEMS) is a global provider of entertainment products through Entertainment Distribution Company, LLC (EDC) and messaging solutions through the Glenayre Messaging business. Entertainment Distribution Company is the largest provider of pre-recorded entertainment products, including CDs and DVDs, for Universal Music Group, the world leader in music sales. Headquartered in New York, EDC’s operations include manufacturing and distribution facilities throughout North America and in Hanover, Germany, and a manufacturing facility in Blackburn, UK. Headquartered in Atlanta, Glenayre Messaging is an international supplier of next-generation messaging solutions and enhanced services for wireless and wireline carriers and MSO/cable companies. Glenayre Messaging provides solutions for voice, fax and e-mail messaging, including voice mail, video mail, multimedia messaging (MMS), and short message service (SMS). For more information, please visit www.glenayre.com.